UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                             Multimedia Games, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    625453105
                          -----------------------------
                                 (CUSIP Number)


                                  July 30, 2007
              ----------------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|    Rule 13d-1(b)
|X|    Rule 13d-1(c)
|_|    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 625453105                     13G                   Page 2 of 11 Pages

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Citadel Limited Partnership
--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) |X|

           (b) |_|
--------------------------------------------------------------------------------
   3.      SEC USE ONLY

--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                 5.    SOLE VOTING POWER
  NUMBER OF            0
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6.    SHARED VOTING POWER
  OWNED BY
    EACH               2,043,742 shares
  REPORTING      ---------------------------------------------------------------
   PERSON        7.    SOLE DISPOSITIVE POWER
    WITH               0
                 ---------------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER
                       See Row 6 above.
--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                    |_|
--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Approximately 7.4%(1) as of the date of this filing
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON
           PN; HC
--------------------------------------------------------------------------------

(1) Based on 27,799,405 outstanding shares of the Common Stock of Issuer, as reported in the Issuer's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2007.

CUSIP NO. 625453105                     13G                   Page 3 of 11 Pages

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Citadel Investment Group, L.L.C.
--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) |X|

           (b) |_|
--------------------------------------------------------------------------------
   3.      SEC USE ONLY

--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited liability company
--------------------------------------------------------------------------------
                 5.    SOLE VOTING POWER
  NUMBER OF            0
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6.    SHARED VOTING POWER
  OWNED BY
    EACH               2,043,742 shares
  REPORTING      ---------------------------------------------------------------
   PERSON        7.    SOLE DISPOSITIVE POWER
    WITH               0
                 ---------------------------------------------------------------

                 8.    SHARED DISPOSITIVE POWER
                       See Row 6 above.
--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                    |_|
--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Approximately 7.4%(2) as of the date of this filing
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON
           OO; HC
--------------------------------------------------------------------------------

(2)   See footnote 1 above.

CUSIP NO. 625453105                     13G                   Page 4 of 11 Pages

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kenneth Griffin
--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) |X|

           (b) |_|
--------------------------------------------------------------------------------
   3.      SEC USE ONLY

--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen
--------------------------------------------------------------------------------
                 5.    SOLE VOTING POWER
  NUMBER OF            0
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6.    SHARED VOTING POWER
  OWNED BY
    EACH               2,043,742 shares
  REPORTING      ---------------------------------------------------------------
   PERSON        7.    SOLE DISPOSITIVE POWER
    WITH               0
                 ---------------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER
                       See Row 6 above.
--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                    |_|
--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Approximately 7.4%(3) as of the date of this filing
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON
           IN; HC
--------------------------------------------------------------------------------

(3)   See footnote 1 above.

CUSIP NO. 625453105                     13G                   Page 5 of 11 Pages

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Citadel Equity Fund Ltd.
--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) |X|

           (b) |_|
--------------------------------------------------------------------------------
   3.      SEC USE ONLY

--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands company
--------------------------------------------------------------------------------
                 5.    SOLE VOTING POWER
  NUMBER OF            0
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6.    SHARED VOTING POWER
  OWNED BY
    EACH               2,043,742 shares
  REPORTING      ---------------------------------------------------------------
   PERSON        7.    SOLE DISPOSITIVE POWER
    WITH               0
                 ---------------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER
                       See Row 6 above.
--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                    |_|
--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Approximately 7.4%(4) as of the date of this filing
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON
           CO
--------------------------------------------------------------------------------

(4)   See footnote 1 above.

CUSIP NO. 625453105                     13G                   Page 6 of 11 Pages

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Citadel Derivatives Group LLC
--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) |X|

           (b) |_|
--------------------------------------------------------------------------------
   3.      SEC USE ONLY

--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware limited liability company
--------------------------------------------------------------------------------
                 5.    SOLE VOTING POWER
  NUMBER OF            0
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6.    SHARED VOTING POWER
  OWNED BY
    EACH               2,043,742 shares
  REPORTING      ---------------------------------------------------------------
   PERSON        7.    SOLE DISPOSITIVE POWER
    WITH               0
                 ---------------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER
                       See Row 6 above.
--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                    |_|
--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Approximately 7.4%(5) as of the date of this filing
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON
           OO; BD
--------------------------------------------------------------------------------

(5)   See footnote 1 above.

CUSIP NO. 625453105                     13G                   Page 7 of 11 Pages


Item 1(a)        Name of Issuer:   Multimedia Games, Inc.
     1(b)        Address of Issuer's Principal Executive Offices:

                                   206 Wild Basin Road, Building B, Fourth Floor Austin, Texas 78746

Item 2(a)         Name of Person Filing(6)
Item 2(b)         Address of Principal Business Office
Item 2(c)         Citizenship

                                   Citadel Limited Partnership
                                   131 S. Dearborn Street
                                   32nd Floor
                                   Chicago, Illinois 60603
                                   Delaware limited partnership

                                   Citadel Investment Group, L.L.C.
                                   131 S. Dearborn Street
                                   32nd Floor
                                   Chicago, Illinois 60603
                                   Delaware limited liability company

                                   Kenneth Griffin
                                   131 S. Dearborn Street
                                   32nd Floor
                                   Chicago, Illinois 60603
                                   U.S. Citizen

                                   Citadel Equity Fund Ltd.
                                   c/o Citadel Investment Group, L.L.C.
                                   131 S. Dearborn Street
                                   32nd Floor
                                   Chicago, Illinois 60603
                                   Cayman Islands company

                                   Citadel Derivatives Group LLC
                                   c/o Citadel Investment Group, L.L.C.
                                   131 S. Dearborn Street
                                   32nd Floor
                                   Chicago, Illinois 60603
                                   Delaware limited liability company


(6) Citadel Holdings Ltd., a Cayman Islands company ("CH"), is a subsidiary of Citadel Wellington LLC, a Delaware limited liability company ("CW"), and Citadel Kensington Global Strategies Fund Ltd., a Bermuda company ("CKGSF"). Citadel Equity Fund Ltd. ("CEF") is a subsidiary of CH. None of CW, CKGSF or CH has any control over the voting or disposition of securities held by CEF. Citadel Derivatives Group LLC is a subsidiary of CW and Citadel Limited Partnership, but CW does not have any control over the voting or disposition of securities held by Citadel Derivatives Group.

CUSIP NO. 625453105                     13G                   Page 8 of 11 Pages


      2(d)       Title of Class of Securities:

                 Common Stock, par value $0.01.

      2(e)       CUSIP Number:    625453105

Item 3  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

        (a) |_| Broker or dealer registered under Section 15 of the Exchange
                Act;

        (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act;

        (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

        (d) |_| Investment company registered under Section 8 of the Investment Company Act;

        (e) |_| An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

        (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to Rule 13d-1(c), check this box.     |X|

Item 4  Ownership:

CITADEL LIMITED PARTNERSHIP
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
CITADEL EQUITY FUND LTD.
CITADEL DERIVATIVES GROUP LLC

        (a)   Amount beneficially owned:

              2,043,742 shares

CUSIP NO. 625453105                     13G                   Page 9 of 11 Pages


         (b)   Percent of Class:

Approximately 7.4%(7) as of the date of this filing

         (c)   Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:

                      0

               (ii)   shared power to vote or to direct the vote:

                      See Item 4(a) above.

               (iii)  sole power to dispose or to direct the disposition of:

                      0

               (iv)   shared power to dispose or to direct the disposition of:

                      See Item 4(a) above.

Item 5  Ownership of Five Percent or Less of a Class:

                      Not Applicable.

Item 6  Ownership of More than Five Percent on Behalf of Another Person:

                      Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                      See Item 2 above.

Item 8  Identification and Classification of Members of the Group:

                      Not Applicable.

Item 9  Notice of Dissolution of Group:

                      Not Applicable.


(7) Based on 27,799,405 outstanding shares of the Common Stock of Issuer, as reported in the Issuer's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2007.

CUSIP NO. 625453105                     13G                  Page 10 of 11 Pages


Item 10 Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* John C. Nagel is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on February 24, 2006, and hereby incorporated by reference herein. The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Schedule 13G for Morgans Hotel Group Co.

CUSIP NO. 625453105                     13G                  Page 11 of 11 Pages


      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 3rd day of August, 2007

--------------------------------------------------------------------------------
KENNETH GRIFFIN                          CITADEL EQUITY FUND LTD.

By: /s/ John C. Nagel                    By:   Citadel Limited Partnership,
    ---------------------------------          its Portfolio Manager
    John C. Nagel, attorney-in-fact*

CITADEL LIMITED PARTNERSHIP              By:   Citadel Investment Group, L.L.C.,
                                               its General Partner
By: Citadel Investment Group, L.L.C.,
    its General Partner                  By:   /s/ John C. Nagel
                                               ---------------------------------
                                               John C. Nagel, Director and
By: /s/ John C. Nagel                          Associate General Counsel
    ---------------------------------
    John C. Nagel, Director and
    Associate General Counsel            CITADEL INVESTMENT GROUP, L.L.C.

CITADEL DERIVATIVES GROUP LLC            By:   /s/ John C. Nagel
                                               ---------------------------------
                                               John C. Nagel, Director and
By: Citadel Limited Partnership,               Associate General Counsel
    its Managing Member

By: Citadel Investment Group, L.L.C.,
    its General Partner

By: /s/ John C. Nagel
    ---------------------------------
    John C. Nagel, Director and
    Associate General Counsel
--------------------------------------------------------------------------------